UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2004

STAAR SURGICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

1911 Walker Avenue, Monrovia, California	91016
(Address of principal executive offices)	(Zip Code)

(626) 303-7902
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.      Notice of Failure to Satisfy a Continued Listing Rule or Standard.

                       As previously announced on a Form 8-K dated September 29, 2004, on September 25, 2004, John R. Gilbert unexpectedly resigned from the Board of Directors of the Company (the “Board”) for personal reasons, including a death and a serious illness in his family.

                       On October 6, 2004, the Company received written notice from the Nasdaq Stock Market (“Nasdaq”) that due to the resignation of Mr. Gilbert, the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350. Nasdaq Marketplace Rule 4350(c)(1) requires a listed company to have a majority of independent directors serving on its board, and Nasdaq Marketplace Rule 4350(d)(2)(A) requires a listed company to have an audit committee consisting of at least three members, all of whom are independent. Nasdaq’s notice also stated that, under Nasdaq Marketplace Rule 4350(d)(4), the Company has a cure period until the earlier of the Company’s next annual stockholders’ meeting or September 25, 2005 to regain compliance.

                       The Board has initiated a search for a new independent director and intends to appoint an additional independent director to the audit committee as soon as possible. As of the date of this filing, the Company firmly believes that it will be in compliance with the independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350 before the end of the cure period described above.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STAAR SURGICAL COMPANY
Date: October 8, 2004	By /s/ John Bily
___________________________
John Bily,
Chief Financial Officer